Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Noble Corporation plc of our report dated February 17, 2022 relating to the financial statements of Noble Corporation plc (Predecessor), which appears in Noble Corporation plc's Annual Report on Form 10-K for the year ended December 31, 2023.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
November 6, 2024